Filed Pursuant to Rule 424(b)(2)
File No. 333-202840

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated December 16, 2015

Pricing Supplement No. 595 dated December     , 2015 (To Prospectus Supplement dated March 18, 2015 and Prospectus dated March 18, 2015)

Wells Fargo & Company Medium-Term Notes, Series K ETF Linked Securities $ Auto-Callable Securities With Buffered Downside (Principal at Risk Securities Linked to the SPDR® S&P® Bank ETF)

Unlike ordinary debt securities, the securities do not pay interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below. Any return you receive on the securities and whether they are automatically called will depend on the performance of the SPDR® S&P® Bank ETF. If the fund closing price of the SPDR® S&P® Bank ETF on either of the two call observation dates is equal to or greater than the initial underlier level (set on the trade date), the securities will be automatically called, and on the related call payment date (four business days after the applicable call observation date) you will receive a cash payment equal to the face amount of your securities plus the product of the face amount of your securities times the call premium applicable to that call observation date. If the securities are not automatically called on either call observation date and the fund closing price of the SPDR® S&P® Bank ETF on the maturity observation date (the “final underlier level”) is equal to or greater than the initial underlier level, you will receive a cash payment on the stated maturity date (four business days after the maturity observation date) equal to the face amount of your securities plus the product of the face amount of your securities times the maturity date premium. If the securities are not automatically called on either call observation date and the final underlier level has declined from the initial underlier level, but not by more than the buffer amount of 5%, you will receive the face amount of your securities at maturity but will not receive any maturity date premium. If the securities are not automatically called and the final underlier level has declined from the initial underlier level by more than 5%, you will lose approximately 1.0526% of the face amount of your securities at maturity for every 1% by which the decline is more than 5%. The call observation dates, the maturity observation date, the call premium applicable to each call observation date and the maturity date premium applicable to the maturity observation date are set forth in the table below:

Observation Dates	Call Premium / Maturity Date Premium*
1st Call Observation Date (expected to be 13 months from the trade date)	7.150% – 8.342%
2nd Call Observation Date (expected to be 24 from the trade date)	13.200% – 15.400%
Maturity Observation Date (set on the trade date and will be within the range of 36 to 39 months from the trade date)	19.800% – 23.100%

*The actual call premium applicable to each call observation date and the actual maturity date premium applicable to the maturity observation date will be determined on the trade date.

In exchange for the potential fixed call premium or maturity date premium and the downside buffer feature, you must be willing to forgo (i) participation in any appreciation of the SPDR® S&P® Bank ETF beyond the applicable fixed call premium or maturity date premium, (ii) interest on the securities and (iii) dividends paid on shares of the SPDR® S&P® Bank ETF. You must also be willing to accept the risk that, if the securities are not automatically called on either call observation date and the value of the SPDR® S&P® Bank ETF declines by more than 5% from the trade date to the maturity observation date, you will lose some, and possibly all, of the face amount of your securities at maturity. All payments on the securities are subject to the credit risk of Wells Fargo & Company, and you will have no ability to pursue the shares of the SPDR® S&P® Bank ETF or any securities held by the SPDR® S&P® Bank ETF for payment. If Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment.

If the securities are not automatically called on either call observation date, to determine your payment at stated maturity we will calculate the underlier return, which is the percentage increase or decrease in the final underlier level on the maturity observation date from the initial underlier level. If the securities are not automatically called on either call observation date, then on the stated maturity date, for each $1,000 face amount security:

●	if the underlier return is zero or positive (the final underlier level is equal to or greater than the initial underlier level), you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the maturity date premium;
●	if the underlier return is not below -5% (the final underlier level is less than the initial underlier level but not by more than 5%), you will receive $1,000; or
●	if the underlier return is below -5% (the final underlier level is less than the initial underlier level by more than 5%), you will lose approximately 1.0526% of the face amount of your securities for every 1% by which the underlier return is below -5%. In this case, you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) approximately 1.0526 times (b) the sum of the underlier return plus 5% times (c) $1,000. This amount will be less than $1,000 and may be zero.

Any return on the securities will be limited to the applicable call premium or maturity date premium, as applicable, even if the fund closing price of the SPDR® S&P® Bank ETF exceeds the initial underlier level by more than such premium on the applicable call observation date or maturity observation date, as applicable. You will not participate in any appreciation of the SPDR® S&P® Bank ETF beyond the applicable fixed premium.

The securities will not be listed on any securities exchange and are designed to be held to maturity.

On the date of this preliminary pricing supplement, the estimated value of the securities is approximately $937.61 per $1,000 face amount security. While the estimated value of the securities on the trade date may differ from the estimated value set forth above, we do not expect it to differ significantly absent a material change in market conditions or other relevant factors. In no event will the estimated value of the securities on the trade date be less than $917.61 per $1,000 face amount security. The estimated value of the securities was determined for us by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to us or to Wells Fargo Securities, LLC or any of our other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “Investment Description” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” herein on page PRS-10.

The securities are unsecured obligations of Wells Fargo & Company and all payments on the securities are subject to the credit risk of Wells Fargo & Company. The securities are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price(1)	Agent Discount(2)	Proceeds to Wells Fargo
Per Security	$1,000.00	$30.00	$970.00
Total
(1)	The original offering price is $970 per $1,000 face amount security for investors purchasing the securities in certain fee-based advisory accounts.
(2)	The agent will receive an agent discount of $30 per $1,000 face amount security; provided that the agent will not receive an agent discount with respect to any security purchased in a fee-based advisory account at an original offering price of $970 per $1,000 face amount security. Wells Fargo Securities, LLC, a wholly owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the securities and is acting as principal. See “Investment Description” in this pricing supplement for further information.

Wells Fargo Securities

Investment Description

The Principal at Risk Securities Linked to the SPDR® S&P® Bank ETF are senior unsecured debt securities of Wells Fargo & Company that do not pay interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described in this pricing supplement. Any payment you receive upon automatic call or at maturity and whether the securities are automatically called will depend on the performance of the SPDR® S&P® Bank ETF (the “underlier”). The securities provide:

(i)

the possibility of an automatic call of the securities at a fixed call premium if the fund closing price of the underlier on either call observation date is greater than or equal to the initial underlier level; and

(ii)	if the securities are not automatically called on either call observation date:

(a)	the possibility of a return equal to the maturity date premium if the final underlier level is equal to or greater than the initial underlier level;

(b)	payment of the face amount at maturity if, and only if, the final underlier level is not less than the initial underlier level by more than the buffer amount; and

(c)

exposure to the decrease in the value of the underlier from the initial underlier level if the final underlier level is less than the initial underlier level by more than the buffer amount, with exposure on a leveraged basis to any such decrease in excess of the buffer amount.

If the fund closing price of the underlier is less than the initial underlier level on each of the call observation dates and if the final underlier level (determined on the maturity observation date) is less than the initial underlier level, you will not receive any positive return on your investment in the securities. If the final underlier level is less than the initial underlier level by more than the buffer amount, you will lose some, and possibly all, of the face amount of your securities at maturity.

Any return on the securities will be limited to the applicable call premium or the maturity date premium, as applicable, even if the fund closing price of the underlier significantly exceeds the initial underlier level on the applicable call observation date or maturity observation date, as applicable. You will not participate in any appreciation of the underlier beyond the applicable fixed call premium or maturity date premium, as applicable.

All payments on the securities are subject to the credit risk of Wells Fargo.

The underlier is an exchange traded fund that seeks to track the S&P® Banks Select IndustryTM Index, an equity index that is designed to measure the performance of the following sub-industry groups of the S&P® Total Market Index: asset management & custody banks, diversified banks, regional banks, other diversified financial services and thrifts & mortgage finance. The S&P® Total Market Index is a benchmark that measures the performance of the United States equity market.

You should read this pricing supplement together with the prospectus supplement dated March 18, 2015 and the prospectus dated March 18, 2015 for additional information about the securities. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the prospectus supplement.

You may access the prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Prospectus Supplement dated March 18, 2015 and Prospectus dated March 18, 2015 filed with the SEC on March 18, 2015:

http://www.sec.gov/Archives/edgar/data/72971/000119312515096449/d890684d424b2.htm

The original offering price of each security includes certain costs that are borne by you. Because of these costs, the estimated value of the securities on the trade date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the securities, as well as to our funding considerations for debt of this type.

The costs related to selling, structuring, hedging and issuing the securities include (i) the agent discount (if any), (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the securities and (iii) hedging and other costs relating to the offering of the securities.

SPDR®, S&P®, S&P 500® and Select Sector SPDRs® are trademarks of Standard & Poor’s Financial Services LLC (“S&P Financial”). The securities are not sponsored, endorsed, sold or promoted by the SPDR Series Trust (the “SPDR Trust”), SSgA Funds Management, Inc. (“SSgA”) or S&P Financial. None of the SPDR Trust, SSgA or S&P Financial makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. None of the SPDR Trust, SSgA or S&P Financial will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Wells Fargo & Company’s use of information about the SPDR® S&P® Bank ETF.

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Our funding considerations take into account the higher issuance, operational and ongoing management costs of market-linked debt such as the securities as compared to our conventional debt of the same maturity, as well as our liquidity needs and preferences. Our funding considerations are reflected in the fact that we determine the economic terms of the securities based on an assumed funding rate that is generally lower than the interest rates implied by secondary market prices for our debt obligations and/or by other traded instruments referencing our debt obligations, which we refer to as our “secondary market rates.” As discussed below, our secondary market rates are used in determining the estimated value of the securities.

If the costs relating to selling, structuring, hedging and issuing the securities were lower, or if the assumed funding rate we use to determine the economic terms of the securities were higher, the economic terms of the securities would be more favorable to you and the estimated value would be higher. The estimated value of the securities as of the trade date will be set forth in the final pricing supplement.

Determining the estimated value

Our affiliate, Wells Fargo Securities, LLC (“WFS”), calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on its proprietary pricing models. Based on these pricing models and related market inputs and assumptions referred to in this section below, WFS determined an estimated value for the securities by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the securities, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”).

The estimated value of the debt component is based on a reference interest rate, determined by WFS as of a recent date, that generally tracks our secondary market rates. Because WFS does not continuously calculate our reference interest rate, the reference interest rate used in the calculation of the estimated value of the debt component may be higher or lower than our secondary market rates at the time of that calculation. As noted above, we determine the economic terms of the securities based upon an assumed funding rate that is generally lower than our secondary market rates. In contrast, in determining the estimated value of the securities, we value the debt component using a reference interest rate that generally tracks our secondary market rates. Because the reference interest rate is generally higher than the assumed funding rate, using the reference interest rate to value the debt component generally results in a lower estimated value for the debt component, which we believe more closely approximates a market valuation of the debt component than if we had used the assumed funding rate.

WFS calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the derivative instruments that constitute the derivative component based on various inputs, including the “derivative component factors” identified in “Risk Factors—The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.” These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the securities determined by WFS is subject to important limitations. See “Risk Factors—The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” and “Risk Factors—Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.”

Valuation of the securities after issuance

The estimated value of the securities is not an indication of the price, if any, at which WFS or any other person may be willing to buy the securities from you in the secondary market. The price, if any, at which WFS or any of its affiliates may purchase the securities in the secondary market will be based upon WFS’s proprietary pricing models and will fluctuate over the term of the securities due to changes in market conditions and other relevant factors. However, absent changes in these market conditions and other relevant factors, except as otherwise described in the following paragraph, any secondary market price will be lower than the estimated value on the trade date because the secondary market price will be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Accordingly, unless market conditions and other relevant factors change significantly in your favor, any secondary market price for the securities is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the securities at any time up to the original issue date or during the 3-month period following the original issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would

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be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. If you hold the securities through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the securities on your brokerage account statement.

If WFS or any of its affiliates makes a secondary market in the securities, WFS expects to provide those secondary market prices to any unaffiliated broker-dealers through which the securities are held and to commercial pricing vendors. If you hold your securities through an account at a broker-dealer other than WFS or any of its affiliates, that broker-dealer may obtain market prices for the securities from WFS (directly or indirectly), but could also obtain such market prices from other sources, and may be willing to purchase the securities at any given time at a price that differs from the price at which WFS or any of its affiliates is willing to purchase the securities. As a result, if you hold your securities through an account at a broker-dealer other than WFS or any of its affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS or any of its affiliates.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although WFS and/or its affiliates may buy the securities from investors, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop.

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Investor Considerations

We have designed the securities for investors who:

●	believe the fund closing price of the underlier will be greater than or equal to the initial underlier level on one of the call observation dates or the maturity observation date;

●

seek the potential for a fixed return if the underlier has appreciated at all as of either call observation date or the maturity observation date in lieu of full participation in any potential appreciation of the underlier;

●

understand that if the fund closing price of the underlier is less than the initial underlier level on each of the call observation dates and the maturity observation date, they will not receive any positive return on their investment in the securities;

●

understand that the term of the securities may be as short as approximately 13 months and that they will not receive the higher cash settlement amount based on the call premium payable with respect to the second call observation date if the securities are called on the first call observation date and will not receive the cash settlement amount based on the maturity date premium if the securities are automatically called on either of the call observation dates;

●	desire payment of the face amount at maturity so long as the final underlier level is not less than the initial underlier level by more than the buffer amount;

●	desire to moderate any decline from the initial underlier level to the final underlier level in excess of the buffer amount through the buffer feature;

●

understand that the ability of the buffer feature to moderate any decline in the underlier in excess of the buffer amount is progressively reduced as the final underlier level declines because they will be exposed on a leveraged basis to any decline in the underlier in excess of the buffer amount;

●

understand that if the final underlier level is less than the initial underlier level by more than the buffer amount, they will be exposed to the decrease in the underlier from the initial underlier level, subject to the buffer feature, and will lose some, and possibly all, of the face amount of the securities;

●	are willing to forgo interest payments on the securities and dividends on shares of the underlier; and

●	are willing to hold the securities until maturity.

The securities are not designed for, and may not be a suitable investment for, investors who:

●	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

●	believe that the fund closing price of the underlier will be less than the initial underlier level on each of the call observation dates and the maturity observation date;

●

are unwilling to accept the risk that, if the fund closing price of the underlier is less than the initial underlier level on each of the call observation dates and the maturity observation date, they will not receive any positive return on their investment in the securities;

●	seek a security with a fixed term;

●	are unwilling to accept the risk that the final underlier level may decrease from the initial underlier level by more than the buffer amount;

●	seek certainty of receiving the face amount of the securities at stated maturity;

●

are unwilling to purchase securities with an estimated value as of the trade date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

●	seek current income;

●	are unwilling to accept the risk of exposure to companies in the banking industry in the United States equity market;

●	seek exposure to the upside performance of the underlier beyond the applicable fixed call premium or the maturity date premium, as applicable;

●	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the underlier generally, or to the exposure to the underlier that the securities provide specifically; or

●	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

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Terms of the Securities

Underlier:	SPDR® S&P® Bank ETF

Trade Date:	December , 2015.

Original Issue Date (settlement date):	December , 2015. (T+5)

Original Offering Price:	$1,000 per security; provided that the original offering price is $970 per security for investors purchasing the securities in certain fee-based advisory accounts.

Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.

Automatic Call:

If the fund closing price of the underlier on either call observation date is greater than or equal to the initial underlier level, the securities will be automatically called, and on the related call payment date you will be entitled to receive a cash settlement amount per security in U.S. dollars equal to the face amount plus the product of the face amount times the applicable call premium.

If the securities are automatically called, they will cease to be outstanding on the related call payment date and you will have no further rights under the securities after such call payment date.

Observation Dates and Premiums:	Observation Dates	Call Premium / Maturity Date Premium	Cash Settlement Amount (upon an automatic call or at stated maturity) per security
	1st Call Observation Date (expected to be 13 months from the trade date)	7.150% – 8.342%	$1,071.50 – $1,083.42
	2nd Call Observation Date (expected to be 24 months from the trade date)	13.200% – 15.400%	$1,132.00 – $1,154.00
	Maturity Observation Date (set on the trade date and will be within the range of 36 to 39 months from the trade date)	19.800% – 23.100%	$1,198.00 – $1,231.00

The actual call observation dates and call premium applicable to each call observation date and the actual maturity observation date and maturity date premium applicable to the maturity observation date will be determined on the trade date and will be within the ranges specified in the foregoing table.

Any positive return on the securities will be limited to the applicable call premium or maturity date premium, as applicable, even if the fund closing price of the underlier significantly exceeds the initial underlier level on the applicable call observation date or maturity observation date, as applicable. You will not participate in any appreciation of the underlier beyond the applicable fixed premium.

The observation dates do not occur on an annual basis (i.e., the first call observation date is 13 months after the trade date, the second call observation date is 11 months after the first call observation date and the maturity observation date will be 12 to 15 months after the second call observation date, as determined on the trade date). The range for the premium applicable to each observation date is based on a range of 6.60% to 7.70% for each year that has passed from the trade date to the applicable observation date.

The call observation dates and the maturity observation date are subject to postponement for non-trading days and the occurrence of a market disruption event. See “—Postponement of an Observation Date” below.

Call Payment Dates:	Four business days after the applicable call observation date (as each such call observation date may be postponed pursuant to “—Postponement of an Observation Date” below, if applicable).

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Payment at Stated Maturity (if the Securities Are Not Automatically Called):

If the securities are not automatically called on either of the call observation dates, then on the stated maturity date, you will be entitled to receive a cash settlement amount per security in U.S. dollars determined as follows:

● if the final underlier level is equal to or greater than the initial underlier level, $1,000 plus (ii) the product of (a) $1,000 times (b) the maturity date premium;
● if the final underlier level is less than the initial underlier level but greater than or equal to the buffer level, $1,000; or
●

if the final underlier level is less than the buffer level, the sum of (i) $1,000 plus (ii) the product of (a) the buffer rate times (b) the sum of the underlier return plus the buffer amount times (c) $1,000.

If the fund closing price of the underlier is less than the initial underlier level on each call observation date and the final underlier level is less than the buffer level, you will lose some, and possibly all, of the face amount of your securities at maturity.

All calculations with respect to the cash settlement amount (whether upon an automatic call or at stated maturity) will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .000005 would be rounded to .00001); and the cash settlement amount will be rounded to the nearest cent, with one-half cent rounded upward.

Stated Maturity Date:

The “stated maturity date” will be set on the trade date and will be four business days after the maturity observation date (as it may be postponed pursuant to “—Postponement of an Observation Date” below, if applicable). See “—Postponement of an Observation Date” and “Additional Terms of the Securities—Market Disruption Events” for information about the circumstances that may result in a postponement of the maturity observation date. If the stated maturity date is not a business day, any payment required to be made on the securities on the stated maturity date will be made on the next succeeding business day with the same force and effect as if it had been made on the stated maturity date. A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York, New York. The securities are not subject to repayment at the option of any holder of the securities prior to the stated maturity date.

Initial Underlier Level:	, the fund closing price of the underlier on the trade date.

Final Underlier Level:	The “final underlier level” will be the fund closing price of the underlier on the maturity observation date.

Underlier Return:	The “underlier return” will be the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage.

Buffer Level:	, which is equal to 95% of the initial underlier level.

Buffer Amount:	5%

Buffer Rate:	The “buffer rate” will be equal to the initial underlier level divided by the buffer level, or 100% divided by 95%, which is approximately 1.0526.

Postponement of an Observation Date:

The two call observation dates and the maturity observation date are each referred to as an “observation date.” If any observation date is not a trading day, that observation date will be postponed to the next succeeding trading day. An observation date is also subject to postponement due to the occurrence of a market disruption event. See “Additional Terms of the Securities—Market Disruption Events.”

Trading Day:

A “trading day” means a day, as determined by the calculation agent, on which the relevant stock exchange and each related futures or options exchange with respect to the underlier or any successor thereto, if applicable, are scheduled to be open for trading for their respective regular trading sessions.

Relevant Stock Exchange:

The “relevant stock exchange” for the underlier means the primary exchange or quotation system on which shares (or other applicable securities) of the underlier are traded, as determined by the calculation agent.

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Related Futures or Options Exchange:

The “related futures or options exchange” for the underlier means each exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the underlier.

Closing Price:

The “closing price” with respect to a share of the underlier (or one unit of any other security for which a closing price must be determined) on any trading day means the price, at the scheduled weekday closing time, without regard to after hours or any other trading outside the regular trading session hours, of the share on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the share (or any such other security) is listed or admitted to trading.

Fund Closing Price:

The “fund closing price” with respect to the underlier on any trading day means the product of (i) the closing price of one share of the underlier (or one unit of any other security for which a fund closing price must be determined) on such trading day and (ii) the adjustment factor applicable to the underlier on such trading day.

Adjustment Factor:

The “adjustment factor” means, with respect to a share of the underlier (or one unit of any other security for which a fund closing price must be determined), 1.0, subject to adjustment in the event of certain events affecting the shares of the underlier. See “Additional Terms of the Securities—Anti-dilution Adjustments Relating to the Underlier; Alternate Calculation” below.

Calculation Agent:	Wells Fargo Securities, LLC

No Listing:	The securities will not be listed on any securities exchange or automated quotation system.

Material Tax Consequences:	For a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities, see “United States Federal Tax Considerations.”

Agent:

Wells Fargo Securities, LLC, a wholly owned subsidiary of Wells Fargo & Company. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $30.00 per security; provided that no concession will be allowed in connection with securities purchased in a fee-based advisory account at an original offering price of $970 per security.

The agent or another affiliate of ours expects to realize hedging profits projected by its proprietary pricing models to the extent it assumes the risks inherent in hedging our obligations under the securities. If any dealer participating in the distribution of the securities or any of its affiliates conducts hedging activities for us in connection with the securities, that dealer or its affiliate will expect to realize a profit projected by its proprietary pricing models from such hedging activities. Any such projected profit will be in addition to any discount or concession received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RC33

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Hypothetical Payout Profile

The following profile illustrates the potential payment on the securities for a range of hypothetical percentage changes in the fund closing price of the underlier from the trade date to the applicable call observation date and the maturity observation date, as the case may be. The profile is based on hypothetical premiums of 7.746%, 14.300% and 21.450% (based on the midpoint of the ranges specified for the call premiums and maturity date premium), a buffer level equal to 95% of the initial underlier level, a buffer rate of approximately 1.0526, a buffer amount of 5% and an original offering price of $1,000 per security. This graph has been prepared for purposes of illustration only. Your actual return will depend on (i) whether the securities are automatically called; (ii) if the securities are automatically called, the actual call premium and the actual call observation date on which the securities are called; (iii) if the securities are not automatically called, the actual final underlier level and the actual maturity date premium; (iv) the actual price you pay for your securities; and (v) whether you hold your securities to maturity or earlier automatic call.

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Risk Factors

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. You should carefully consider the risk factors set forth below as well as the other information contained in this pricing supplement and the accompanying prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the securities may vary considerably before the stated maturity date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the securities in light of your particular circumstances. The index underlying the underlier, the S&P Banks Select Industry Index, is sometimes referred to as the “underlying index.”

If The Securities Are Not Automatically Called And The Final Underlier Level Is Less Than The Initial Underlier Level, You May Lose Up To All Of Your Investment.

We will not repay you a fixed amount on the securities on the stated maturity date. If the fund closing price of the underlier is less than the initial underlier level on each of the call observation dates, the securities will not be automatically called and you will not receive the applicable call premium. In addition, if the final underlier level (determined on the maturity observation date) is less than the initial underlier level, you will not receive the maturity date premium and instead you will receive a payment at maturity that will be equal to or less than the face amount per security, depending on the final underlier level.

If the securities are not automatically called and the final underlier level is less than the initial underlier level by more than the buffer amount, the cash settlement amount at maturity will be less than the face amount per security and you will be exposed on a leveraged basis to the decline in the underlier beyond the buffer amount. As a result, if the securities are not automatically called and the final underlier level is less than the initial underlier level, you may receive less than, and possibly lose all of, the face amount per security at maturity even if the price of the underlier is greater than or equal to the initial underlier level or the buffer level at certain points during the term of the securities.

If the securities are not automatically called and the final underlier level is less than the initial underlier level, your return on the securities will be zero or negative, and therefore your yield on the securities will be less than the yield you would earn if you bought a traditional interest-bearing debt security of Wells Fargo or another issuer with a similar credit rating with the same stated maturity date.

The Potential Return On The Securities Is Limited To The Applicable Call Premium Or The Maturity Date Premium, As Applicable.

The potential return on the securities is limited to the applicable call premium or the maturity date premium, regardless of the performance of the underlier. The underlier may appreciate by significantly more than the percentage represented by the applicable call premium or maturity date premium from the trade date through the applicable call observation date or maturity observation date, as applicable, in which case an investment in the securities will underperform a hypothetical alternative investment providing a 1-to-1 return based on the performance of the underlier. Furthermore, if the securities are called on an earlier call observation date, you will receive a cash settlement amount based on a lower call premium than if the securities were called on a later call observation date or if the securities were held to maturity and the final underlier level were greater than or equal to the initial underlier level. Accordingly, you will not receive a cash settlement amount based on the highest premium if the securities are automatically called prior to the maturity observation date.

No Periodic Interest Will Be Paid On The Securities.

No periodic payments of interest will be made on the securities. However, if the agreed-upon tax treatment is successfully challenged by the Internal Revenue Service (the “IRS”), you may be required to recognize taxable income over the term of the securities. You should review the section of this pricing supplement entitled “United States Federal Tax Considerations.”

You Will Be Subject To Reinvestment Risk.

If your securities are automatically called early, the term of the securities may be reduced to as short as the period from the trade date to the first call observation date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity.

The Stated Maturity Date Of The Securities Is A Pricing Term And Will Be Determined By Us On The Trade Date.

We will not fix the stated maturity date until the trade date. The term could be as short as the low end of the range and as long as the high end of the range set forth on the cover page. You should be willing to hold your securities for up to the high end of the range set forth on the cover page. The stated maturity date selected by us could have an impact on the value of the securities.

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The Securities Are Subject To The Credit Risk Of Wells Fargo.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness, and you will have no ability to pursue the shares of the underlier or any securities held by the underlier for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities.

The Estimated Value Of The Securities On The Trade Date, Based On WFS’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

The original offering price of the securities includes certain costs that are borne by you. Because of these costs, the estimated value of the securities on the trade date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the securities, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the securities include (i) the agent discount (if any), (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the securities and (iii) hedging and other costs relating to the offering of the securities. Our funding considerations are reflected in the fact that we determine the economic terms of the securities based on an assumed funding rate that is generally lower than our secondary market rates. If the costs relating to selling, structuring, hedging and issuing the securities were lower, or if the assumed funding rate we use to determine the economic terms of the securities were higher, the economic terms of the securities would be more favorable to you and the estimated value would be higher.

The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.

The estimated value of the securities was determined for us by WFS using its proprietary pricing models and related market inputs and assumptions referred to above under “Investment Description—Determining the estimated value.” Certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from other dealers’ views, and WFS’s estimated value of the securities may be higher, and perhaps materially higher, than the estimated value of the securities that would be determined by other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the securities.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

The price, if any, at which WFS or any of its affiliates may purchase the securities in the secondary market will be based on WFS’s proprietary pricing models and will fluctuate over the term of the securities as a result of changes in the market and other factors described in the next risk factor. Any such secondary market price for the securities will also be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk factor change significantly in your favor, any such secondary market price for the securities is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the securities at any time up to the original issue date or during the 3-month period following the original issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. If you hold the securities through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS or any of its affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS or any of its affiliates, as discussed above under “Investment Description.”

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the price of the underlier at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” are expected to affect the value of the securities. When we refer to the “value” of your security, we mean the value that you could receive for your security if you are able to sell it in the open market before the stated maturity date.

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Underlier Performance. The value of the securities prior to maturity will depend substantially on the price of the underlier. The price at which you may be able to sell the securities before stated maturity may be at a discount,

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which could be substantial, from their original offering price, if the price of the underlier at such time is less than, equal to or not sufficiently above the initial underlier level.

●	Interest Rates. The value of the securities may be affected by changes in the interest rates in the U.S. markets.

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Volatility Of The Underlier. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the securities may be affected if the volatility of the underlier changes.

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Time Remaining To Maturity. The value of the securities at any given time prior to maturity will likely be different from that which would be expected based on the then-current price of the underlier. This difference will most likely reflect a discount due to expectations and uncertainty concerning the price of the underlier during the period of time still remaining to the maturity date. In general, as the time remaining to maturity decreases, the value of the securities will approach the amount that could be payable at maturity based on the then-current price of the underlier.

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Dividend Yields On The Securities Included In The Underlier. The value of the securities may be affected by the dividend yields on securities held by the underlier (the amount of such dividends may influence the closing price of the shares of the underlier).

In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness, as reflected in our secondary market rates. The value of the securities will also be limited by the automatic call feature because if the securities are automatically called, the return will not be greater than the applicable call premium. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the price of the underlier. Because several factors are expected to affect the value of the securities, changes in the price of the underlier may not result in a comparable change in the value of the securities. We anticipate that the value of the securities will always be at a discount to the maximum settlement amount.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Your Return On The Securities Could Be Less Than If You Owned The Shares Of The Underlier.

Your return on the securities will not reflect the return you would realize if you actually owned the shares of the underlier. This is because any positive return on your securities will be limited to the applicable call premium or maturity date premium, regardless of any appreciation of the underlier. If, as of either call observation date or the maturity observation date, the underlier has appreciated since the trade date by more than the percentage represented by the applicable call premium or maturity date premium, you will receive a lower return on the securities than you would have if you had invested directly in the underlier. In addition, you will not receive the value of dividends or other distributions paid with respect to the underlier.

Historical Prices Of The Underlier Or The Securities Included In The Underlier Should Not Be Taken As An Indication Of The Future Performance Of The Underlier During The Term Of The Securities.

The trading price of the shares of the underlier will determine the closing price of the underlier and, therefore, whether the securities will be automatically called on any call observation date or the cash settlement amount payable to you at maturity. As a result, it is impossible to predict whether the fund closing price of the underlier will fall or rise compared to the initial underlier level. The trading price of the shares of the underlier will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which the underlier and the securities comprising the underlier are traded and the values of the underlier and such securities. Accordingly, any historical prices of the underlier do not provide an indication of the future performance of the underlier.

Changes That Affect The Underlier Or The Underlying Index May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.

The policies of the sponsor of the underlier (the “underlier sponsor”) concerning the calculation of the underlier’s net asset value, additions, deletions or substitutions of securities in the underlier and the manner in which changes in the underlying index are reflected in the underlier, and changes in those policies, could affect the closing price of the shares of the

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underlier and, therefore, may affect the value of the securities, the likelihood of the occurrence of an automatic call and the cash settlement amount payable at maturity. Similarly, the policies of the sponsor of the underlying index (the “underlying index sponsor”) concerning the calculation of the underlying index and the addition, deletion or substitution of securities comprising the underlying index and the manner in which the underlying index sponsor takes account of certain changes affecting such securities may affect the level of the underlying index and the closing price of the shares of the underlier and, therefore, may affect the value of the securities and the cash settlement amount payable at maturity. The underlying index sponsor could also discontinue or suspend calculation or dissemination of the underlying index or materially alter the methodology by which it calculates the underlying index. Any such actions could adversely affect the value of the securities.

We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Underlier Or The Underlying Index.

Actions by any company whose securities are included in the underlier or in the underlying index may have an adverse effect on the price of its security, the final underlier level and the value of the securities. We are one of the companies included in the underlying index but we are not affiliated with any other company whose security is represented in the underlier or the underlying index. These companies will not be involved in the offering of the securities and will have no obligations with respect to the securities, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the securities and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the securities to be issued. These companies will not be involved with the administration, marketing or trading of the securities and will have no obligations with respect to any amounts to be paid to you on the securities.

We And Our Affiliates Have No Affiliation With The Underlier Sponsor Or The Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

We and our affiliates are not affiliated in any way with the underlier sponsor or the underlying index sponsor (collectively, the “sponsors”) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the management or calculation of the underlier or underlying index. We have derived the information about the sponsors and the underlier and underlying index contained in this pricing supplement from publicly available information, without independent verification. You, as an investor in the securities, should make your own investigation into the underlier, the underlying index and the sponsors. The sponsors will not be involved in the offering of the securities made hereby in any way and the sponsors do not have any obligation to consider your interest as an owner of the securities in taking any actions that might affect the value of the securities.

An Investment Linked To The Shares Of The Underlier Is Different From An Investment Linked To The Underlying Index.

The performance of the shares of the underlier may not exactly replicate the performance of the underlying index because the underlier may not invest in all of the securities included in the underlying index and because the underlier will reflect transaction costs and fees that are not included in the calculation of the underlying index. The underlier may also hold securities or derivative financial instruments not included in the underlying index. It is also possible that the underlier may not fully replicate the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. In addition, because the shares of the underlier are traded on a securities exchange and are subject to market supply and investor demand, the value of a share of the underlier may differ from the net asset value per share of the underlier. As a result, the performance of the underlier may not correlate perfectly with the performance of the underlying index, and the return on the securities based on the performance of the underlier will not be the same as the return on securities based on the performance of the underlying index.

You Will Not Have Any Shareholder Rights With Respect To The Shares Of The Underlier.

You will not become a holder of shares of the underlier or a holder of securities included in the underlying index as a result of owning a security. You will not have any voting rights, any right to receive dividends or other distributions or any other rights with respect to such shares or securities. At stated maturity, you will have no right to receive delivery of any shares or securities.

Anti-dilution Adjustments Relating To The Shares Of The Underlier Do Not Address Every Event That Could Affect Such Shares.

An adjustment factor, as described herein, will be used to determine the final underlier level of the underlier. The adjustment factor will be adjusted by the calculation agent for certain events affecting the shares of the underlier. However, the calculation agent will not make an adjustment for every event that could affect such shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the value of the securities may be adversely affected.

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An Investment In The Securities Is Subject To Risks Associated With Investing In The Banking Industry.

The underlier, because it is concentrated in the banking industry, may be adversely affected not only by the performance of the companies in the banking industry, such as commercial banks whose businesses are derived primarily from commercial lending operations, companies primarily engaged in investment management and/or related custody and securities fee-based services, companies providing mortgage and mortgage related services and other financial institutions providing a diverse range of financial services, in which it invests but may also be more susceptible to any single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. The performance of companies in the banking sector may be affected by extensive governmental regulation which may limit both the amounts and types of loans and other financial commitments they can make, and the interest rates and fees they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact the sector. Banks may also be subject to severe price competition.

In addition, the underlier is classified as “non-diversified.” A non-diversified fund generally may invest a larger percentage of its assets in the securities of a smaller number of issuers. As a result, the underlier may be more susceptible to the risks associated with these particular companies, or to a single economic, political or regulatory occurrence affecting these companies.

A Call Payment Date And The Stated Maturity Date May Be Postponed If An Observation Date Is Postponed.

An observation date will be postponed if the applicable originally scheduled observation date is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on that observation date. If such a postponement occurs, then the related call payment date or the stated maturity date, as applicable, will be postponed by the same number of business days by which the applicable call observation date or maturity observation date, as applicable, was postponed.

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

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The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. WFS, which is our affiliate, will be the calculation agent for the securities. As calculation agent, WFS will determine the fund closing price of the underlier on each observation date, the final underlier level and whether the securities are automatically called and may be required to make other determinations that affect whether the securities are automatically called or the return you receive on the securities at maturity. In making these determinations, the calculation agent may be required to make discretionary judgments, including determining whether a market disruption event has occurred on a scheduled observation date, which may result in postponement of that observation date; determining the fund closing price of the underlier if an observation date is postponed to the last day to which it may be postponed and a market disruption event occurs on that day; adjusting the adjustment factor and other terms of the securities in certain circumstances; if the underlier undergoes a liquidation event, selecting a successor underlier or, if no successor underlier is available, determining the fund closing price; and determining whether to adjust the closing price of the underlier on any observation date in the event of certain changes in or modifications to the underlier or the underlying index. In making these discretionary judgments, the fact that WFS is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and WFS’s determinations as calculation agent may adversely affect your return on the securities.

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The estimated value of the securities was calculated by our affiliate and is therefore not an independent third-party valuation. WFS calculated the estimated value of the securities set forth on the cover page of this pricing supplement, which involved discretionary judgments by WFS, as described under “Risk Factors—The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” above. Accordingly, the estimated value of the securities set forth on the cover page of this pricing supplement is not an independent third-party valuation.

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Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the price of the underlier.  Our affiliates or any dealer participating in the offering of the securities or its affiliates may, at present or in the future, publish research reports on the underlier or the underlying index or the companies whose securities are included in the underlier or the underlying index. This research is modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research reports on the underlier or the underlying index or the companies whose securities are included in the underlier or the underlying index could adversely affect the price of the underlier and, therefore, adversely affect the value of and your return on the securities. You are encouraged to derive information concerning the underlier from multiple sources and should not rely on the views expressed by us or our affiliates or any participating dealer or its affiliates. In addition, any research reports on the underlier or the underlying index or the companies whose securities are included in the underlier or the underlying index published on or prior to the trade date could result in an increase in the price of the underlier on the trade date, which would adversely affect investors in the securities by increasing the price at which the underlier must close on an observation date in order for investors in the securities to receive a favorable return.

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Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the underlier may adversely affect the price of the underlier.  Our affiliates or any participating dealer or its affiliates may, at present or in the future, engage in business with the companies whose securities are included in the underlier or the underlying index, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These business activities could adversely affect the price of the underlier and, therefore, adversely affect the value of and your return on the securities. In addition, in the course of these business activities, our affiliates or any participating dealer or its affiliates may acquire non-public information about one or more of the companies whose securities are included in the underlier or the underlying index. If our affiliates or any participating dealer or its affiliates do acquire such non-public information, we and they are not obligated to disclose such non-public information to you.

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Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the underlier.  We expect to hedge our obligations under the securities through one or more hedge counterparties which may include our affiliates or any participating dealer or its affiliates. Pursuant to such hedging activities, our hedge counterparties may acquire shares of the underlier, securities included in the underlier or the underlying index or listed or over-the-counter derivative or synthetic instruments related to the underlier or such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. To the extent that our hedge counterparties have a long hedge position in shares of the underlier or any of the securities included in the underlier or the underlying index, or derivative or synthetic instruments related to the underlier or such securities, they may liquidate a portion of such holdings at or about the time of an observation date or at or about the time of a change in the securities included in the underlier or the underlying index. These hedging activities could potentially adversely affect the price of the underlier and, therefore, adversely affect the value of and your return on the securities.

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Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the underlier.  Our affiliates or any participating dealer or its affiliates may engage in trading in the shares of the underlier or the securities included in the underlier or the underlying index and other instruments relating to the underlier or such securities on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially adversely affect the price of the underlier and, therefore, adversely affect the value of and your return on the securities.

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A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession, creating a further incentive for the participating dealer to sell the securities to you.  If any participating dealer or any of its affiliates conducts hedging activities for us in connection with the securities, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities. If a participating dealer receives a concession for the sale of the securities to you, this projected hedging profit will be in addition to the concession, creating a further incentive for the participating dealer to sell the securities to you.

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid derivative contracts that are “open transactions” for U.S. federal income tax purposes. For example, a security may be treated as a “constructive ownership

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transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Determining Payment upon Automatic Call or at Stated Maturity

The diagram below illustrates how to determine whether the securities are automatically called on a call observation date and the cash payment per security (the cash settlement amount) you will receive upon an automatic call or at stated maturity.

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Hypothetical Returns

The following examples illustrate hypothetical returns you may receive on the securities upon automatic call or at maturity, assuming the call premium applicable to each call observation date and maturity date premium applicable to the maturity observation date is set equal to the midpoint of the specified range for such applicable premium. The actual return you receive on the securities will depend on the actual fund closing price of the underlier on each call observation date, the actual call premium applicable to each call observation date, the final underlier level and the actual maturity date premium and may differ from any example shown below.

The examples and table below assume that an investor purchases the securities for $1,000 per security. The examples below assume the following values for the premium applicable to each observation date.

Observation Dates	Hypothetical premium (the midpoint of the specified range)
1st call observation date	7.746%
2nd call observation date	14.300%
Maturity Observation Date	21.450%

If your securities are automatically called on the first call observation date (i.e., the fund closing price of the underlier on the first call observation date is equal to or greater than the initial underlier level), the cash settlement amount that we would deliver per security on the applicable call payment date would be the sum of $1,000 plus the product of the applicable call premium times $1,000. If, for example, the fund closing price of the underlier on the first call observation date were determined to be 105.00% of the initial underlier level, your securities would be automatically called and the cash settlement amount that we would deliver on your securities on the corresponding call payment date would be 107.746% of the face amount, or $1,077.46 per security.

If, for example, the securities are not automatically called on the first call observation date but are called on the second call observation date (i.e., the fund closing price of the underlier on the first call observation date is less than the initial underlier level and the fund closing price of the underlier on the second call observation date is equal to or greater than the initial underlier level), the cash settlement amount that we would deliver per security on the applicable call payment date would be the sum of $1,000 plus the product of the applicable call premium times $1,000. If, for example, the fund closing price of the underlier on the second call observation date were determined to be 125.00% of the initial underlier level, your securities would be automatically called and the cash settlement amount that we would deliver on your securities on the corresponding call payment date would be 114.300% of the face amount or $1,143.00 per security. Even though the underlier appreciated by 25.00% from its initial underlier level to its fund closing price on the 2nd call observation date in this example, your return is limited to the call premium of 14.300% that is applicable to the 2nd call observation date.

If the securities are not automatically called on either call observation date (i.e., the fund closing price of the underlier on each of the call observation dates is less than the initial underlier level), the table below illustrates, for a range of final underlier levels:

•	the hypothetical underlier return, which is the percentage change from the hypothetical initial underlier level to the hypothetical final underlier level; and

•	the hypothetical pre-tax total return you would receive on the securities.

Hypothetical underlier return	Hypothetical pre-tax total return
50.00%	21.450%
40.00%	21.450%
20.00%	21.450%
10.00%	21.450%
5.00%	21.450%
0.00%	21.450%
-2.50%	0.000%
-5.00%	0.000%
-6.00%	-1.053%
-10.00%	-5.263%
-15.00%	-10.526%
-25.00%	-21.053%
-50.00%	-47.368%
-75.00%	-73.684%
-100.00%	-100.000%

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If, for example, the securities have not been automatically called prior to the maturity observation date and the underlier return were determined to be -75.00%, the pre-tax return on your securities at maturity would be approximately –73.684%, as shown in the table above. As a result, if you purchased your securities on the original issue date at the face amount and held them to the stated maturity date, you would lose approximately 73.684% of your investment. In addition, if the underlier return were determined to be 50.00%, the cash settlement amount that we would deliver on your securities at maturity would be limited to the premium applicable to the maturity observation date, and the pre-tax return on your securities would therefore be limited to 21.450%, regardless of the underlier return of 50.00%, as shown in the table above. As a result, if you held your securities to the stated maturity date, you would not benefit from any underlier return in excess of 21.450%.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive upon an automatic call or at stated maturity and the resulting pre-tax return will depend on (i) whether the securities are automatically called; (ii) if the securities are automatically called, the actual call observation date on which the securities are called and the actual call premium; and (iii) if the securities are not automatically called, the actual final underlier level and the actual maturity date premium.

PRS-19

Additional Terms of the Securities

Wells Fargo will issue the securities as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series K,” which is more fully described in the prospectus supplement. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent that it is different from that information.

Calculation Agent

Wells Fargo Securities, LLC, one of our subsidiaries, will act as initial calculation agent for the securities and may appoint agents to assist it in the performance of its duties. Pursuant to the calculation agent agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine whether the securities are automatically called on either of the call observation dates and the cash settlement amount you receive upon automatic call or at stated maturity. In addition, the calculation agent will, among other things:

●	determine whether a market disruption event or non-trading day has occurred;

●	determine if adjustments are required to the fund closing price of the underlier under various circumstances; and

●	if the underlier undergoes a liquidation event, select a successor underlier (as defined below) or, if no successor underlier is available, determine the fund closing price.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. The calculation agent will have no liability for its determinations.

Market Disruption Events

A “market disruption event” means any of the following events as determined by the calculation agent in its sole discretion:

(A)

The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant stock exchange or otherwise relating to the shares (or other applicable securities) of the underlier or any successor underlier on the relevant stock exchange at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by such relevant stock exchange or otherwise.

(B)

The occurrence or existence of a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise in futures or options contracts relating to the shares (or other applicable securities) of the underlier or any successor underlier on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise.

(C)

The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, shares (or other applicable securities) of the underlier or any successor underlier on the relevant stock exchange at any time during the one-hour period that ends at the close of trading on that day.

(D)

The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to shares (or other applicable securities) of the underlier or any successor underlier on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day.

(E)

The closure of the relevant stock exchange or any related futures or options exchange with respect to the underlier or any successor underlier prior to its scheduled closing time unless the earlier closing time is announced by the relevant stock exchange or related futures or options exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant stock exchange or related futures or options exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant stock exchange or related futures or options exchange, as applicable, system for execution at the close of trading on that day.

(F)	The relevant stock exchange or any related futures or options exchange with respect to the underlier or any successor underlier fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred:

(1)	“close of trading” means the scheduled closing time of the relevant stock exchange with respect to the underlier or any successor underlier; and

PRS-20

(2)

the “scheduled closing time” of the relevant stock exchange or any related futures or options exchange on any trading day for the underlier or any successor underlier means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours.

If a market disruption event occurs or is continuing on any observation date, then such observation date will be postponed to the first succeeding trading day on which a market disruption event has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth trading day after the originally scheduled observation date, that eighth trading day shall be deemed to be the observation date. If an observation date has been postponed eight trading days after the originally scheduled observation date and a market disruption event occurs or is continuing with respect to the underlier on such eighth trading day, the calculation agent will determine the closing price of the underlier on such eighth trading day based on its good faith estimate of the value of the shares (or other applicable securities) of the underlier as of the close of trading on such eighth trading day.

Anti-dilution Adjustments Relating to the Underlier; Alternate Calculation

Anti-dilution Adjustments

The calculation agent will adjust the adjustment factor as specified below if any of the events specified below occurs with respect to the underlier and the effective date or ex-dividend date, as applicable, for such event is after the trade date and on or prior to the maturity observation date.

The adjustments specified below do not cover all events that could affect the underlier, and there may be other events that could affect the underlier for which the calculation agent will not make any such adjustments, including, without limitation, an ordinary cash dividend. Nevertheless, the calculation agent may, in its sole discretion, make additional adjustments to any terms of the securities upon the occurrence of other events that affect or could potentially affect the market price of, or shareholder rights in, the underlier, with a view to offsetting, to the extent practical, any such change, and preserving the relative investment risks of the securities. In addition, the calculation agent may, in its sole discretion, make adjustments or a series of adjustments that differ from those described herein if the calculation agent determines that such adjustments do not properly reflect the economic consequences of the events specified in this pricing supplement or would not preserve the relative investment risks of the securities. All determinations made by the calculation agent in making any adjustments to the terms of the securities, including adjustments that are in addition to, or that differ from, those described in this pricing supplement, will be made in good faith and a commercially reasonable manner, with the aim of ensuring an equitable result. In determining whether to make any adjustment to the terms of the securities, the calculation agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the underlier.

For any event described below, the calculation agent will not be required to adjust the adjustment factor unless the adjustment would result in a change to the adjustment factor then in effect of at least 0.10%. The adjustment factor resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.

(A)	Stock Splits and Reverse Stock Splits

If a stock split or reverse stock split has occurred, then once such split has become effective, the adjustment factor will be adjusted to equal the product of the prior adjustment factor and the number of securities which a holder of one share (or other applicable security) of the underlier before the effective date of such stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

(B)	Stock Dividends

If a dividend or distribution of shares (or other applicable securities) to which the securities are linked has been made by the underlier ratably to all holders of record of such shares (or other applicable security), then the adjustment factor will be adjusted on the ex-dividend date to equal the prior adjustment factor plus the product of the prior adjustment factor and the number of shares (or other applicable security) of the underlier which a holder of one share (or other applicable security) of the underlier before the ex-dividend date would have owned or been entitled to receive immediately following that date; provided, however, that no adjustment will be made for a distribution for which the number of securities of the underlier paid or distributed is based on a fixed cash equivalent value.

(C)	Extraordinary Dividends

If an extraordinary dividend (as defined below) has occurred, then the adjustment factor will be adjusted on the ex-dividend date to equal the product of the prior adjustment factor and a fraction, the numerator of which is the closing price per share (or other applicable security) of the underlier on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price per share (or other

PRS-21

applicable security) of the underlier on the trading day preceding the ex-dividend date exceeds the extraordinary dividend amount (as defined below).

For purposes of determining whether an extraordinary dividend has occurred:

(1)	“extraordinary dividend” means any cash dividend or distribution (or portion thereof) that the calculation agent determines, in its sole discretion, is extraordinary or special; and

(2)

“extraordinary dividend amount” with respect to an extraordinary dividend for the securities of the underlier will equal the amount per share (or other applicable security) of the underlier of the applicable cash dividend or distribution that is attributable to the extraordinary dividend, as determined by the calculation agent in its sole discretion.

A distribution on the securities of the underlier described below under the section entitled “—Reorganization Events” below that also constitutes an extraordinary dividend will only cause an adjustment pursuant to that “—Reorganization Events” section.

(D)	Other Distributions

If the underlier declares or makes a distribution to all holders of the shares (or other applicable security) of the underlier of any non-cash assets, excluding dividends or distributions described under the section entitled “—Stock Dividends” above, then the calculation agent may, in its sole discretion, make such adjustment (if any) to the adjustment factor as it deems appropriate in the circumstances. If the calculation agent determines to make an adjustment pursuant to this paragraph, it will do so with a view to offsetting, to the extent practical, any change in the economic position of a holder of the securities that results solely from the applicable event.

(E)	Reorganization Events

If the underlier, or any successor underlier, is subject to a merger, combination, consolidation or statutory exchange of securities with another exchange traded fund, and the underlier is not the surviving entity (a “reorganization event”), then, on or after the date of such event, the calculation agent shall, in its sole discretion, make an adjustment to the adjustment factor or the method of determining the cash settlement amount or any other terms of the securities as the calculation agent determines appropriate to account for the economic effect on the securities of such event, and determine the effective date of that adjustment. If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may deem such event a liquidation event (as defined below).

Liquidation Events

If the underlier is de-listed, liquidated or otherwise terminated (a “liquidation event”), and a successor or substitute exchange traded fund exists that the calculation agent determines, in its sole discretion, to be comparable to the underlier, then, upon the calculation agent’s notification of that determination to the trustee and Wells Fargo, any subsequent fund closing price for the underlier will be determined by reference to the fund closing price of such successor or substitute exchange traded fund (such exchange traded fund being referred to herein as a “successor underlier”), with such adjustments as the calculation agent determines are appropriate to account for the economic effect of such substitution on holders of the securities.

If the underlier undergoes a liquidation event prior to, and such liquidation event is continuing on, the date that any fund closing price of the underlier is to be determined and the calculation agent determines that no successor underlier is available at such time, then the calculation agent will, in its discretion, calculate the fund closing price for the underlier on such date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlier, provided that if the calculation agent determines in its discretion that it is not practicable to replicate the underlier (including but not limited to the instance in which the underlying index sponsor discontinues publication of the underlying index), then the calculation agent will calculate the fund closing price for the underlier in accordance with the formula last used to calculate such fund closing price before such liquidation event, but using only those securities that were held by the underlier immediately prior to such liquidation event without any rebalancing or substitution of such securities following such liquidation event.

If a successor underlier is selected or the calculation agent calculates the fund closing price as a substitute for the underlier, such successor underlier or fund closing price will be used as a substitute for the underlier for all purposes, including for purposes of determining whether a market disruption event exists. Notwithstanding these alternative arrangements, a liquidation event with respect to the underlier may adversely affect the value of the securities.

If any event is both a reorganization event and a liquidation event, such event will be treated as a reorganization event for purposes of the securities unless the calculation agent makes the determination referenced in the last sentence of the section entitled “—Anti-dilution Adjustments—Reorganization Events” above.

PRS-22

Alternate Calculation

If at any time the method of calculating the underlier or a successor underlier, or the underlying index, is changed in a material respect, or if the underlier or a successor underlier is in any other way modified so that the underlier does not, in the opinion of the calculation agent, fairly represent the price of the securities of the underlier or such successor underlier had such changes or modifications not been made, then the calculation agent may, at the close of business in New York City on the date that any fund closing price is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a closing price of the underlier comparable to the underlier or such successor underlier, as the case may be, as if such changes or modifications had not been made, and calculate the fund closing price and the cash settlement amount with reference to such adjusted closing price of the underlier or such successor underlier, as applicable.

Events of Default and Acceleration

If an event of default with respect to the securities has occurred and is continuing, the amount payable to a holder of a security upon any acceleration permitted by the securities, with respect to each security, will be equal to the cash settlement amount payable on the securities on the next succeeding call payment date or the maturity date, as applicable, calculated as provided herein, as though the date of acceleration were the next succeeding call observation date or the maturity observation date; provided that if the date of acceleration is prior to the final call observation date and the fund closing price of the underlier on such date of acceleration is less than the initial underlier level, then the cash settlement amount will be calculated as though the date of acceleration were the maturity observation date.

PRS-23

The SPDR S&P Bank ETF

The SPDR® S&P® Bank ETF (the “Bank ETF”) is issued by the SPDR Series Trust, a registered open-end management investment company. The Bank ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Banks Select IndustryTM Index (the “Banks Index”). For a description of the Banks Index, please see “The S&P® Banks Select IndustryTM Index” below.

Information provided to or filed with the Securities and Exchange Commission (“SEC”) by the SPDR Series Trust under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57793 and 811-08839 and can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. None of such publicly available information is incorporated by reference into this pricing supplement. The Banks ETF is listed on the NYSE Arca, Inc. under the ticker symbol “KBE.”

This pricing supplement relates only to the securities offered hereby and does not relate to the Banks ETF. We have derived all disclosures contained in this pricing supplement regarding the Banks ETF from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Banks ETF. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the Banks ETF in connection with the offer and sale of securities. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Banks ETF (and therefore the price of the Banks ETF at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Banks ETF could affect the payment at maturity with respect to the securities and therefore the trading prices of the securities.

We and/or our affiliates may presently or from time to time engage in business with the Banks ETF. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Banks ETF, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Banks ETF. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws.

The S&P® Banks Select IndustryTM Index

We obtained all information contained in this market measure supplement regarding the Banks Index, including, without limitation, its make-up, method of calculation, and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”), the sponsor of the Banks Index. S&P Dow Jones has no obligation to continue to publish, and may discontinue publication of, the Banks Index at any time. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the Banks Index in connection with the offer and sale of the securities.

General

The Banks Index is an equally-weighted index that is designed to measure the performance of the following sub-industry groups of the S&P® Total Market Index (the “S&P TM Index”): asset management & custody banks, diversified banks, regional banks, other diversified financial services and thrifts & mortgage finance. The S&P TM Index is a benchmark that measures the performance of the United States equity market. The S&P TM Index offers broad market exposure to companies of all market capitalizations, including all common equities listed on the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Select Market and the NASDAQ Capital Market. Only United States companies are eligible for inclusion in the S&P TM Index. The Banks Index is one of the 25 S&P Select Industry Indices (collectively, the “Select Industry Indices” and each, a “Select Industry Index”), each designed to measure the performance of a sub-industry or group of sub-industries based on the Global Industry Classification Standards (“GICS”). The Banks Index includes financial institutions such as commercial banks whose businesses are derived primarily from commercial lending operations, companies primarily engaged in investment management and/or related custody and securities fee-based services, companies providing mortgage and mortgage related services and other financial institutions providing a diverse range of financial services. Each of the component stocks in the Banks Index is a constituent company within the relevant sub-industries of the S&P TM Index.

The Banks Index does not reflect the payment of dividends on the stocks underlying it and therefore the payment on the securities will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until maturity.

PRS-24

Index Inclusion Criteria

To be eligible for inclusion in a Select Industry Index, including the Banks Index, companies must be in the S&P TM Index, must be included in the relevant GICS sub-industry (e.g., regional banks) and must satisfy one of the two following combined size and liquidity criteria:

●	float-adjusted market capitalization above $500 million and float-adjusted liquidity ratio (“FALR”) above 90%; or

●	float-adjusted market capitalization above $400 million and FALR above 150%.

All companies satisfying the above requirements are included in the applicable Select Industry Index. The total number of companies in each Select Industry Index should be at least 35. If there are fewer than 35 stocks in a Select Industry Index, stocks from a supplementary list of highly correlated sub-industries, that meet the market capitalization and liquidity thresholds above, are included in order of their float-adjusted market capitalization to reach 35 constituents. Minimum market capitalization requirements may be relaxed to ensure there are at least 22 companies in each Select Industry Index as of each rebalancing effective date. Existing index constituents are removed at the quarterly rebalancing effective date if either their float-adjusted market capitalization falls below $300 million or their FALR falls below 50%.

Eligibility Factors

Market Capitalization.    Float-adjusted market capitalization should be at least $400 million for index inclusion. Existing index components must have a float-adjusted market capitalization of $300 million to remain in the index at each rebalancing.

Liquidity.   The liquidity measurement used is a liquidity ratio, defined by dollar value traded over the previous 12 months divided by float-adjusted market capitalization as of the index-rebalancing date. Stocks having a float-adjusted market capitalization above $500 million must have a liquidity ratio greater than 90% to be eligible for addition to a Select Industry Index. Stocks having a float-adjusted market capitalization between $400 and $500 million must have a liquidity ratio greater than 150% to be eligible for addition to a Select Industry Index. Existing index constituents must have a liquidity ratio greater than 50% to remain in a Select Industry Index at the quarterly rebalancing. The length of time to evaluate liquidity is reduced to the available trading period for IPOs or spin-offs that do not have 12 months of trading history.

Domicile.  Only U.S. companies are eligible for inclusion in the Select Industry Indices.

Takeover Restrictions.  At the discretion of S&P, constituents with shareholder ownership restrictions defined in company bylaws may be deemed ineligible for inclusion in a Select Industry Index. Ownership restrictions preventing entities from replicating the index weight of a company may be excluded from the eligible universe or removed from the applicable Select Industry Index.

Turnover.  S&P believes turnover in index membership should be avoided when possible. At times a company may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to a Select Industry Index, not for continued membership. As a result, an index constituent that appears to violate criteria for addition to a Select Industry Index will not be deleted unless ongoing conditions warrant a change in the composition of the applicable Select Industry Index.

Sector Classification.  A Select Industry Index includes companies in the applicable GICS sub-industries.

Index Construction and Calculations

The Select Industry Indices are equally-weighted, with adjustments to constituent weights to ensure concentration and liquidity requirements, and calculated by the divisor methodology.

The initial divisor is set to have a base index value of 1000 on December 17, 1999. The index value is simply the index market value divided by the index divisor.

In order to maintain index series continuity, it is necessary to adjust the divisor at each rebalancing.

Constituent Weightings

At each quarterly rebalancing, stocks are initially equally-weighted using closing prices as of the second Friday of the last month of quarter as the reference price. Adjustments are then made to ensure that there are no stocks whose weight in the applicable Select Industry Index is more than can be traded in a single day for a $500 million portfolio.

S&P calculates a maximum basket liquidity weight for each stock in the applicable Select Industry Index using the ratio of its three-month average daily value traded to $500 million. Each stock’s weight in the applicable Select Industry Index is,

PRS-25

then, compared to its maximum basket liquidity weight and is set to the lesser of its maximum basket liquidity weight or its initial equal weight. All excess weight is redistributed across the applicable Select Industry Index to the uncapped stocks. If necessary, a final adjustment is made to ensure that no stock in the applicable Select Industry Index has a weight greater than 4.5%. This step of the iterative weighting process may force the weight of those stocks limited to their maximum basket liquidity weight to exceed that weight. In such cases, S&P will make no further adjustments.

Timing of Changes

Additions.  Companies are added between rebalancings only if a deletion in the applicable Select Industry Index causes the stock count to fall below 22. In those cases, each stock deletion is accompanied with a stock addition. The new company will be added to the applicable Select Industry Index at the weight of the deleted constituent. In the case of mergers involving at least one index constituent, the merged company will remain in the applicable Select Industry Index if it meets all of the eligibility requirements. The merged company will be added to the applicable Select Industry Index at the weight of the pre-merger index constituent. If both companies involved in a merger are index constituents, the merged company will be added at the weight of the company deemed the acquirer in the transaction. In the case of spin-offs, the applicable Select Industry Index will follow the S&P TM Index’s treatment of the action. If the S&P TM Index treats the pre- and post-spun company as a deletion/addition action, using the stock’s when-issued price, the applicable Select Industry Index will treat the spin-off this way as well.

Deletions. A company is deleted from the applicable Select Industry Index if the S&P TM Index drops the constituent. If a constituent deletion causes the number of companies in the relevant index to fall below 22, each stock deletion is accompanied with a stock addition. In case of GICS changes, where a company does not belong to a qualifying sub-industry after the classification change, it is removed from the applicable Select Industry Index at the next rebalancing.

Index Maintenance

The membership of the Select Industry Indices is reviewed quarterly. Rebalancings occur after the closing on the third Friday of the quarter ending month. The reference date for additions and deletions is after the closing of the last trading date of the previous month. Closing prices as of the second Friday of the last month of the quarter are used for setting index weights.

The tables below summarize the types of index maintenance adjustments and indicate whether or not an index adjustment is required.

S&P TM Index Actions

S&P TM Index Action	Adjustment Made to index	Divisor Adjustment?
Constituent deletion	If the constituent is a member of the applicable Select Industry Index, it is dropped.	Yes
Constituent addition	Only in cases where the deletion causes the component count to fall below 22 stocks, then the dropped stock is accompanied by an add assuming the weight of the dropped stock.	No, except in the case of stocks removed at $0.00
For equal and modified market cap weighted indices, when a stock is removed from an index at a price of $0.00, the stock’s replacement will be added to the index at the weight using the previous day’s closing value, or the most immediate prior business day that the deleted stock was not valued at $0.00.
Share changes between quarterly share adjustments	None.	No
Quarterly share changes	There is no direct adjustment, however, on the same date the applicable Select Industry Index rebalancing will take place.	Only because of the index rebalancing.
GICS change	None. If, after the GICS change, a company no longer qualifies to belong to the applicable Select Industry Index, it is removed at the next rebalancing.	No

Corporate Actions

Corporate Action	Adjustment Made to index	Divisor Adjustment?
Spin-off	In general, both the parent company and spin-off companies will remain in the index until the next index rebalancing, regardless of whether they	No

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conform to the theme of the index. When there is no market-determined price available for the spin, the spin is added to the index at zero price at the close of the day before the ex-date.

Rights Offering	The price is adjusted to the price of the parent company minus (the price of the rights subscription/rights ratio). Index shares change so that the company’s weight remains the same as its weight before the rights offering.	No

Stock Dividend, Stock Split, Reverse Stock Split	Index shares are multiplied by and price is divided by the split factor.	No

Share Issuance, Share Repurchase, Equity Offering or Warrant Conversion	None.	No

Special Dividends	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes

Historical Information

We obtained the closing prices listed below from Bloomberg Financial Markets without independent verification.

The historical performance of the underlier should not be taken as an indication of the future performance of the underlier during the term of the securities.

The following graph sets forth the daily closing prices of the underlier on each day in the period from November 15, 2005 through December 15, 2015. The closing price on December 15, 2015 was $34.54.

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The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the underlier for each quarter in the period from November 15, 2005 through September 30, 2015 and for the period from October 1, 2015 to December 15, 2015. The closing price on December 15, 2015 was $34.54.

	High	Low	Last
2005
November 15, 2005 to December 31, 2005	$53.02	$50.91	$51.96
2006
First Quarter	$54.31	$50.80	$53.22
Second Quarter	$57.02	$52.80	$53.73
Third Quarter	$56.85	$52.91	$56.63
Fourth Quarter	$59.10	$56.25	$58.25
2007
First Quarter	$60.41	$55.38	$56.80
Second Quarter	$58.95	$55.45	$55.48
Third Quarter	$56.84	$50.20	$52.40
Fourth Quarter	$54.35	$43.46	$43.55
2008
First Quarter	$47.34	$37.43	$38.85
Second Quarter	$42.66	$28.65	$28.65
Third Quarter	$39.30	$23.92	$33.60
Fourth Quarter	$35.71	$18.30	$22.01
2009
First Quarter	$22.34	$9.31	$13.86
Second Quarter	$21.62	$14.00	$18.05
Third Quarter	$24.08	$16.91	$23.33
Fourth Quarter	$24.44	$20.68	$21.17
2010
First Quarter	$26.07	$21.71	$25.81
Second Quarter	$28.72	$22.89	$22.89
Third Quarter	$25.29	$21.39	$22.95
Fourth Quarter	$26.10	$22.10	$25.91
2011
First Quarter	$27.62	$25.30	$25.82
Second Quarter	$26.43	$22.99	$23.99
Third Quarter	$24.44	$17.09	$17.54
Fourth Quarter	$20.49	$16.73	$19.83
2012
First Quarter	$24.44	$20.29	$23.85
Second Quarter	$24.10	$20.25	$22.04
Third Quarter	$24.63	$21.12	$23.48
Fourth Quarter	$24.40	$22.29	$23.83
2013
First Quarter	$27.23	$24.57	$26.93
Second Quarter	$28.84	$25.46	$28.72
Third Quarter	$31.98	$29.10	$30.03
Fourth Quarter	$33.18	$29.54	$33.17
2014
First Quarter	$34.67	$30.78	$34.04
Second Quarter	$34.50	$31.03	$33.42
Third Quarter	$33.87	$31.24	$31.91
Fourth Quarter	$33.92	$30.05	$33.55
2015
First Quarter	$34.15	$29.99	$33.51
Second Quarter	$37.20	$33.44	$36.26
Third Quarter	$37.06	$31.61	$33.24
October 1, 2015 to December 15, 2015	$36.59	$32.93	$34.54

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ERISA Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) applies (a “plan”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan. When we use the term “holder” in this section, we are referring to a beneficial owner of the securities and not the record holder.

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans to which Section 4975 of the Code applies (also “plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “parties in interest”) with respect to such plan. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless statutory or administrative exemptive relief is available. Therefore, a fiduciary of a plan should also consider whether an investment in the securities might constitute or give rise to a prohibited transaction under ERISA and the Code.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA (collectively, “Non-ERISA Arrangements”), are not subject to the requirements of ERISA, or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).

We and our affiliates may each be considered a party in interest with respect to many plans. Special caution should be exercised, therefore, before the securities are purchased by a plan. In particular, the fiduciary of the plan should consider whether statutory or administrative exemptive relief is available. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are:

●	PTCE 96-23, for specified transactions determined by in-house asset managers;

●	PTCE 95-60, for specified transactions involving insurance company general accounts;

●	PTCE 91-38, for specified transactions involving bank collective investment funds;

●	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

●	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for transactions between a plan and a person who is a party in interest (other than a fiduciary who has or exercises any discretionary authority or control with respect to investment of the plan assets involved in the transaction or renders investment advice with respect thereto) solely by reason of providing services to the plan (or by reason of a relationship to such a service provider), if in connection with the transaction of the plan receives no less, and pays no more, than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA).

Any purchaser or holder of the securities or any interest in the securities will be deemed to have represented by its purchase and holding that either:

●	no portion of the assets used by such purchaser or holder to acquire or purchase the securities constitutes assets of any plan or Non-ERISA Arrangement; or

●

the purchase and holding of the securities by such purchaser or holder will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the potential consequences under ERISA and the Code of the acquisition of the securities and the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the

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benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of the securities acknowledges and agrees that:

(i)

the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (a) the design and terms of the securities, (b) the purchaser or holder’s investment in the securities, or (c) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)

we and our affiliates have acted and will act solely for our own account in connection with (a) all transactions relating to the securities and (b) all hedging transactions in connection with our obligations under the securities;

(iii)

any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests may be adverse to the interests of the purchaser or holder; and

(v)

neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Purchasers of the securities have the exclusive responsibility for ensuring that their purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the securities would be appropriate for, or would meet any or all of the relevant legal requirements with respect to investments by, plans or Non-ERISA Arrangements generally or any particular plan or Non-ERISA Arrangement.

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United States Federal Tax Considerations

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities. It applies to you only if you purchase a security for cash in the initial offering at the “issue price,” which is the first price at which a substantial amount of the securities is sold to the public, and hold the security as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). It does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are an investor subject to special rules, such as:

●	a financial institution;

●	a “regulated investment company”;

●	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

●	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the securities;

●	a person holding a security as part of a “straddle” or conversion transaction or who has entered into a “constructive sale” with respect to a security;

●	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar; or

●	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to your particular U.S. federal tax consequences of holding and disposing of the securities.

We will not attempt to ascertain whether the underlier is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If the underlier were so treated, certain adverse U.S. federal income tax consequences might apply to you, if you are a non-U.S. holder (as defined below), upon the sale, exchange or other disposition of the securities. You should refer to information filed with the Securities and Exchange Commission or another governmental authority by the underlier and consult your tax adviser regarding the possible consequences to you if the underlier is or becomes a USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws or the potential application of the alternative minimum tax or the Medicare tax on investment income. You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the securities), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Securities

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid derivative contract that is an “open transaction” for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the securities or similar instruments, significant aspects of the treatment of an investment in the securities are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities. Unless otherwise indicated, the following discussion is based on the treatment of the securities as prepaid derivative contracts that are “open transactions.”

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Tax Consequences to U.S. Holders

This section applies only to U.S. holders. You are a “U.S. holder” if you are a beneficial owner of a security that is, for U.S. federal income tax purposes:

●	a citizen or individual resident of the United States;

●	a corporation created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

●	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity. You should not be required to recognize income over the term of the securities prior to maturity, other than pursuant to a sale, exchange or retirement as described below.

Sale, Exchange or Retirement of the Securities. Upon a sale, exchange or retirement of the securities, you should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and your tax basis in the securities that are sold, exchanged or retired. Your tax basis in the securities should equal the amount you paid to acquire them. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, this gain or loss should be long-term capital gain or loss if at the time of the sale, exchange or retirement you held the securities for more than one year, and short-term capital gain or loss otherwise. Long-term capital gains recognized by non-corporate U.S. holders are generally subject to taxation at reduced rates. The deductibility of capital losses is subject to certain limitations.

Potential Application of Section 1260 of the Code. There is a risk that your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code, with respect to the underlier. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 of the Code would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260 of the Code, our counsel is not able to opine as to whether or how Section 1260 of the Code applies to the securities, including how the “net underlying long-term capital gain” should be computed if Section 1260 does apply. You should consult your tax adviser regarding the potential application of the “constructive ownership” rule.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to them. It is possible, for example, that the securities could be treated as debt instruments issued by us. Under this treatment, the securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that case, regardless of your method of tax accounting for U.S. federal income tax purposes, you would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities, in each year that you held the securities, even though we are not required to make any payment with respect to the securities prior to maturity. In addition, any gain on the sale, exchange or retirement of the securities would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the securities could also affect the timing and character of income or loss with respect to the securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, as discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the possible alternative treatments of an investment in the securities and the issues presented by this notice.

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Tax Consequences to Non-U.S. Holders

This section applies only to non-U.S. holders. You are a “non-U.S. holder” if you are a beneficial owner of a security that is, for U.S. federal income tax purposes:

●	an individual who is classified as a nonresident alien;

●	a foreign corporation; or

●	a foreign estate or trust.

You are not a non-U.S. holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States. If you are or may become such a person during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities.

Sale, Exchange or Retirement of the Securities. Subject to the possible application of Section 897 of the Code, you generally should not be subject to U.S. federal income or withholding tax in respect of amounts paid to you, provided that income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a U.S. trade or business, and if income from the securities is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if you were a U.S. holder, unless an applicable income tax treaty provides otherwise. If you are such a holder and you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax.

Tax Consequences Under Possible Alternative Treatments. If all or any portion of a security were recharacterized as a debt instrument, subject to the possible application of Section 897 of the Code and the discussion below regarding FATCA, any payment made to you with respect to the security generally should not be subject to U.S. federal withholding or income tax, provided that: (i) income or gain in respect of the security is not effectively connected with your conduct of a trade or business in the United States, and (ii) you provide an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a United States person.

Other U.S. federal income tax treatments of the securities are also possible. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which income with respect to instruments such as the securities should be subject to U.S. withholding tax. While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the securities, possibly with retroactive effect. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, you should consult your tax adviser regarding the issues presented by the notice.

U.S. Federal Estate Tax

If you are an individual non-U.S. holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, the securities may be treated as U.S. situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of investing in the securities.

Information Reporting and Backup Withholding

Amounts paid on the securities, and the proceeds of a sale, exchange or other disposition of the securities, may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a non-U.S. holder that provides an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

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FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income. If the securities were treated as debt instruments, the withholding regime under FATCA would apply to any amounts treated as interest paid with respect to the securities and to the payment of gross proceeds of a disposition (including a retirement) of the securities. However, under a recent IRS notice, withholding under FATCA will apply to payments of gross proceeds (other than any amount treated as interest) only with respect to dispositions after December 31, 2018. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. If you are a non-U.S. holder, or a U.S. holder holding securities through a non-U.S. intermediary, you should consult your tax adviser regarding the potential application of FATCA to the securities.

The preceding discussion constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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